DYNARESOURCE, INC.
"ARTICLES OF INCORPORATION"


                                State of Delaware

                        Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "DYNARESOURCE, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF DECEMBER, A.D. 1997, AT 9 O'CLOCK A.M.


                       GREAT SEAL OF THE STATE OF DELAWARE

                                (Graphic Omitted)

SEAL OF DELAWARE SECRETARY'S OFFICE
(Graphic Omitted)


/S/ Edward J. Freel
-----------------------------------
Edward J. Freel, Secretary of State

AUTHENTICATION:  8795882
DATE:            12-08-97

                          CERTIFICATE OF INCORPORATION

                                       OF

                               DYNARESOURCE, INC.

        The undersigned, a natural person of the age of eighteen years or more, acting as the Incorporator of a corporation under the Delaware Corporation Laws, hereby adopts the following Articles of incorporation for such corporation:

                                    ARTICLE I

         The name of the corporation Is Dynaresource, Inc.

                                   ARTICLE II

         The address of the corporation's initial registered office is 1013 Centre Road, Wilmington, Delaware, and the name of the corporation's Initial registered agent at such address is Corporation Service Company, in New Castle County.

                                   ARTICLE III

         The purpose or purposes for which the corporation is organized shall be and include the transaction of any or all lawful business for which coporations may be incorporated under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         The corporation shall have authority to issue fifty million (50,000.000) shares of its common stock each having a par value of $.0001. Fully paid common shares of the corporation shall not be liable for further call or assessment. The authorized common shares of the corporation shall be Issued at the discretion of the Board of Directors of the corporation.

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                                    ARTICLE V

         The name and address of the incorporator of the corporation is James J. Panipinto, 10440 N. Central Expressway, Ste. 1440, Dallas, Texas 75231. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

                                   ARTICLE VI

         The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until (a) his successors have been elected and qualified, as provided In the Bylaws of the corporation, or (b) his earlier death or resignation is as follows:

         Name                             Mailing Address

         Douglas Metcalf                  46 Lake Shore Drive North
                                          Westford, Massachusetts 01886

         Koy W. (K.D.) Diepholz           5215 Williams Square Ste. 200
                                          Irving, Texas 75039

         Melvin E. Tidwell                4804 Pickadilly Place
                                          Tyler, Texas 75703

         Wayne C. Henderson               5506 Lafayette Lane
                                          Frisco, Texas 75035


                                   ARTICLE VII

         The period of the corporations duration is perpetual.

                                  ARTICLE VIII

         The right to accumulate votes in the Election of directors, and/or cumulative voting by any shareholder of the corporation, is hereby expressly denied.

                                   ARTICLE IX

         The right to preemptive rights to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire additional shares of the corporation is hereby expressly denied.

                                    ARTICLE X

         All of the corporation's directors and officers and former directors and officers and all persons who may have served at the corporation's request as a director or officer of another corporation in which the corporation is a creditor or substantial shareholder, shall be indemnified against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, in which they, or any of them, are made parties, or a party by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct. The foregoing right to indemnity shall include reimbursement of the amounts and expenses paid or incurred in settlement thereof or a plea of nolo contendere (or other plea of substantially the same import and effect) which, in the opinion of counsel for the corporation, appears to be in the interest of the corporation. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled by law or under any bylaws, agreement, vote of stockholders or otherwise.

                                   ARTICLE XI

           No contract or other  transaction  between  the  corporation  and any person, firm; association or corporation and no act of the corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are pecuniarily or otherwise interested, directly or indirectly, in such contract, transaction or act, or are related to or interested in such person, firm, association or corporation as a director, shareholder, officer, employee, member or otherwise any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and may vote at such meeting with respect to such contract, transaction or act with like force and effect as if he or she were not so interested or related. No director so interested or related shall, because of such interest or relationship, be disqualified from holding his or her offiee or be liable to the corporation or to any shareholder or creditor thereof for any loss incurred by the corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits he may have realized therein.

THESE ARTICLES OF INCORPORATION OF DYNARESOURCE, INC. ARE HEREBY EXECUTED this December 5, 1997.

/S/ James Panipinto
--------------------
James J. Panipinto
Incorporator

STATE OF TEXAS
COUNTY OF DALLAS

THIS INSTRUMENT WAS  ACKNOWLEDGED  before me J.  PANIPINTO,  on this December 5,
1997

/S/ M.L. Hilberth
------------------
Notary Public, State of Texas

(Notary Stamp)